Exhibit 10.2

DIRECTOR COMPENSATION PROGRAM

(Effective May 19, 2005)

Annual Retainers.

The non-executive chairman of the board of directors currently receives an annual retainer of $100,000.  Each of the other non-employee directors receives an annual retainer of $20,000.

The chairman of the audit committee of the board of directors receives an annual retainer of $10,000. The chairperson for each of the board’s other committees receives an annual retainer of $5,000.

Board and Committee Meeting Attendance Fees.

The non-employee directors receive $2,000 per board meeting attended in person and $2,000 per committee meeting attended in person, but only if the committee meeting is not held on the same day as a board meeting.  Non-employee directors are also reimbursed for expenses incurred in connection with attendance at board and committee meetings.

The non-employee directors do not receive compensation for the first four telephonic board and telephonic committee meetings that occur during the year (the yearly period from one annual meeting to the next) and receive $1,000 per telephonic board or committee meeting attended thereafter.

Periodic Equity Awards.

The board of directors periodically assesses potential equity awards to non-employee directors in lieu of an annual automatic grant of stock options, as contemplated under the Company’s Amended and Restated 2001 Equity Incentive Plan.  The board of directors suspended the automatic grants in May of 2004.  On May 19, 2005, the board of directors approved the grant of 12,000 shares of restricted stock to each of the Company’s non-employee directors.  The restrictions applicable to the restricted stock grants automatically lapse immediately prior to the next annual meeting of the Company’s stockholders to be held in 2006.